            BlackRock MuniYield Quality Fund III, Inc. (the "Fund")
                              File No. 811-06540
Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in Sub-Item
                              77I) -- Attachment

A copy of the Amendment to the Notice of Special Rate Period of the Fund's Variable Rate Demand Preferred Shares is attached under Sub-Item 77Q1(a).